KATY INDUSTRIES, INC.
          SUPPLEMENTAL RETIREMENT AND DEFERRAL PLAN

                          Article 1.
                  Establishment and Purpose

       1.1 Establishment. Katy Industries, Inc., a Delaware corporation (the "Company"), hereby establishes, effective as of June 1, 1995 (the "Effective Date"), a deferred compensation plan for key management employees as described herein, which shall be known as the "Katy Industries, Inc. Supplemental Retirement and Deferral Plan" (the "Plan").
     1.2 Purpose. The primary purpose of the Plan is to provide key management employees of the Company with the opportunity to defer a portion of their compensation, subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain management employees of outstanding competence.
                          Article 2.
                         Definitions
     Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:
     (a) "Adjusted Pretax Income" means the Company's pretax income from consolidated operations as shown in its annual financial statements, exclusive of any gains or losses from the sale of nonoperating stock investments (including stock or other equity investments in corporations that are not consolidated with the Company for financial statement purposes) and exclusive of any extraordinary write-offs or substantial changes in reserves that are extraordinary in nature, all as determined by the Committee in its sole discretion.
     (b) "Board" or "Board of Directors" means the Board of Directors of the Company.
     (c) "Code" means the Internal Revenue Code of 1986, as amended.
     (d) "Committee" means the Compensation Committee of the Board, which has the authority to administer the Plan.
     (e) "Company" means Katy Industries, Inc., a Delaware corporation.
     (f) "Disability" shall have the meaning ascribed to such term in the Company's governing long-term disability plan or if no plan is then in effect, shall mean the determination by the Committee that the physical or mental condition of a Participant renders such Participant unable to carry out his or her duties and obligations to the Company.
     (g) "Effective Date" means the date the Plan becomes effective, as set forth in Section 1.1 herein.
     (h) "Participant" means any key management employee who is designated to participate in the Plan by the Committee in writing pursuant to Article 4 and who is actively participating in the Plan.
     (i) "Plan" means the Katy Industries, Inc. Supplemental Retirement and Deferral Plan.
     (j)  "Plan Year" means the calendar year.
     (k) "Prior Service Allocation" is defined in Section 5.4 below.
     (l)  "Profit Sharing Allocation" is defined in Section
            5.3 below.
     (m)  "Profit Sharing Participant" is defined in Section
            5.3 below.
                          Article 3.
                        Administration
     3.1 Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions set forth herein, the Committee shall have full power to determine the terms and conditions of each Participant's participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; to amend (subject to the provisions of Article 9 herein) the terms and conditions of the Plan and any agreement or instrument entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.
     Subject to the terms of the Plan, the Committee may delegate any or all of its authority granted under the Plan to an executive or executives of the Company.
     3.2 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties.
     3.3 Indemnification. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan. The Company shall, subject to the requirements and limitations of Delaware law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by him or her, whether or not he or she has actually advanced such amount prior thereto.
     The Company shall also indemnify each such person who is or shall have been a member of the Committee against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided her or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
                          Article 4.
                Eligibility and Participation
     4.1 Eligibility. Eligibility to participate in the Plan will be limited to a select group of management or highly compensated employees composed only of key management employees who are designated by the Committee to participate in the Plan. The Committee shall have absolute discretion as to the key management employees it chooses to designate as Participants. In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Plan, except the right to make any further deferrals hereunder and the right to share in any Profit Sharing Allocation made after such Participant becomes an inactive Participant.
     4.2 Participation. When a Participant first becomes eligible to participate in the Plan, such Participant shall, as soon as practicable thereafter, be notified by the Committee of his or her eligibility to participate. At such time, the Committee shall provide such Participant with an "Election to Defer Form" and an "Investment Election Form" which shall be submitted by the Participant as provided in Sections 5.2 and
  6.2 hereof.
     Unless otherwise determined by the Committee, once notified of eligibility to participate, each Participant shall be entitled to make deferrals and investment elections with respect to each subsequent Plan Year by submitting an Election to Defer Form as provided in Section 5.2, and an Investment Election Form as provided in Section 6.2.
     4.3 Partial Plan Year Participation. In the event a Participant first becomes eligible to participate in the Plan after the beginning of the Plan Year, the Committee may, in its discretion, allow such Participant to complete an Election to Defer Form and Investment Election Form within thirty (30) days of becoming eligible to participate; such election to be valid and applicable for the Plan Year then in progress. An Election to Defer Form and an Investment Election Form submitted pursuant to this Section 4.3 shall apply only to Compensation earned subsequent to the date on which a valid Election to Defer Form and/or Investment Election Form, as applicable, is received by the Company from the Participant.
                          Article 5.
           Deferral Opportunity; Profit Sharing and
                  Prior Service Allocations
     5.1 Amounts Which May Be Deferred. A Participant may elect to defer up to fifty percent (50%) of his or her base salary and up to one hundred percent (100%) of his or her annual bonus for any Plan Year.
     5.2 Deferral Election. Participants shall make their elections to defer compensation under the Plan during the thirty (30) calendar days prior to the beginning of each Plan Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate for a partial Plan Year, as applicable. All deferral elections shall be irrevocable, and shall be made on an "Election to Defer Form," as described herein.
     Unless determined otherwise by the Committee, Participants shall make an irrevocable election on the initial and each subsequent "Election to Defer Form," as applicable, of the amount to be deferred with respect to each component of compensation for the Plan Year.
     5.3 Profit Sharing Allocations. Within ninety (90) calendar days following the end of each Plan Year (or as soon as practicable thereafter, as determined by the Committee), if the Company has positive Adjusted Pretax Income for such Plan Year, the Committee shall make an allocation (the "Profit Sharing Allocation") to the account of each Participant who was a Participant in the Plan during the entire Plan Year (a "Profit Sharing Participant"). The total Profit Sharing Allocation will equal two percent (2%) of the Company's Adjusted Pretax Income for the Plan Year. The Company will credit the Profit Sharing Allocation to the accounts of Profit Sharing Participants in the same proportion that each such Profit Sharing Participant's base salary (whether or not deferred) earned for the Plan Year bears to the total of the base salaries earned by all of the Profit Sharing Participants (whether or not deferred) for the Plan Year. For this purpose, a Participant who became a Participant on June 1, 1995 and who continues to be a Participant for the remainder of calendar 1995 shall be deemed to be a Profit Sharing Participant for purposes of the Profit Sharing Allocation for the Plan Year ending December 31, 1995. A Participant shall be fully vested in his or her Profit Sharing Allocations (and any earnings thereon) if the Participant has completed at least five (5) years of continuous service with the Company. A Participant who has completed less than five (5) years of service with the Company shall be vested to the extent of twenty percent (20%) of his or her Profit Sharing Allocations (and any earnings thereon) for each full year of continuous service that the Participant has completed with the Company. For this purpose, all years of service (including years before the Effective
  Date) shall be counted. In the event that a Participant's employment with the Company terminates for any reason before the Participant has completed five (5) years of continuous service with the Company, the nonvested portion of the Participant's Profit Sharing Allocations (and any earnings thereon) shall be forfeited.
     5.4 Prior Service Allocation. The Committee shall establish and allocate to a Prior Service account for each Participant a "Prior Service Allocation" in the amount approved by the Board of Directors and set forth in the minutes of the Board of Directors Meeting of April 21, 1995.
     5.5 Length of Deferral. Except as otherwise provided herein, all deferrals and other amounts payable hereunder and (including investment returns thereon, if applicable) shall be maintained in deferred status until the respective Participant's attainment of age 62 or termination of employment with the Company (or any subsidiary or affiliate) for any reason, whichever is later.
     5.6 Payment of Deferred Amounts. Participants shall receive payment of deferred amounts and vested Profit Sharing Allocations together with investment return accrued thereon pursuant to Section 6.2, and the Prior Service Allocation (without adjustment for investment returns) at the end of the applicable deferral period. Such payment shall be made in the form of five (5) approximately equal annual installments. The first installment shall be paid to the Participant thirty (30) days following the date specified in Section 5.3 for payment. Subsequent installments shall be paid to the Participant annually on the anniversary of the initial payment date, commencing with the calendar year immediately following the calendar year in which the Participant received the first installment. Each installment shall be equal to the vested balance credited to the Participant's accounts under the Plan multiplied by a fraction, the numerator of which is one (1) and the denominator of which is five (5) minus the number of annual installments previously paid the Participant (so that the first installment will be one-fifth (1/5) of the accounts, the second installment will be one-fourth (1/4) of the accounts and so
  on). Notwithstanding the foregoing, the Committee in its sole discretion may direct that all amounts due to the Participant be paid in a lump sum.
     Notwithstanding the foregoing, any unpaid deferred amounts and vested Profit Sharing Allocations, with accumulated investment return thereon, and any unpaid Prior Service Allocation (without adjustment for investment returns) shall be paid to the Participant in the event that, at any time prior to full payment of such amounts, the Participant's employment with the Company is terminated by reason of death or Disability. In such event, payment shall be made in a single lump sum, in cash, within thirty (30) calendar days after the termination of the Participant's employment.
     5.7 Financial Hardship. The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship. In such event, the Committee may, in its sole discretion:
          (a) Authorize the cessation of deferrals by such Participant under the Plan; or
          (b) Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment; or
          (c) Provide for such other payment schedule as deemed appropriate by the Committee under the circumstances.
     For purposes of this Section 5.7, "severe financial hardship" shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan. Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship. Examples of what are not considered to be severe financial hardships include the need to send a Participant's child to college or the desire to purchase a home.
     The severity of the financial hardship shall be judged by the Committee. The Committee's decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant's future deferral opportunities shall be ceased, and/or the manner in which, if at all the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.
                          Article 6.
                           Accounts
     6.1 Participants' Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant, Profit Sharing Allocations credited to such Participant, and investment returns thereon, under
  Article 5 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant. The Company shall also establish and maintain a separate bookkeeping account for each Participant's Prior Service Allocation (if any), which account shall not be adjusted for investment returns. The establishment and maintenance of such accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company.
     6.2 Investment Return on Deferred Amounts and Profit Sharing Allocations. Compensation deferred under Section 5.2 and Profit Sharing Allocations under Section 5.3 shall be deemed to be invested as elected by each Participant from a choice of one or more investment alternatives offered by the Company. Such investment election shall be made by each Participant pursuant to an "Investment Election Form" described herein. Participants shall be permitted to change their investment elections annually, at the same time as Elections to Defer are made pursuant to the Plan, except that the Committee may permit more frequent elections, in its discretion.
     The rates of return earned on deferrals shall be equal to the actual returns achieved on the selected investments. Each Participant's deferred compensation and Profit Sharing Allocations accounts shall be credited on the last day of each calendar quarter, with earnings thereon and charged with losses, such earnings and losses to be based upon the actual returns that would have been achieved on such amounts if such amounts had actually been invested pursuant to the investment elections of each Participant. Investment return on deferred amounts and Profit Sharing Allocations shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts and Profit Sharing Allocations.
     6.3 Charges Against Accounts. There shall be charged against each Participant's deferred compensation account any payments made to the Participant or to his or her beneficiary.
                          Article 7.
                   Beneficiary Designation
     Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date delivered to a Company employee so designated by the Committee.
     Participants may change their designations of beneficiary on such form as prescribed by the Committee. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the designated employee prior to the Participant's death.
     In the event that all the beneficiaries named by a Participant pursuant to this Article 7 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.
     In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.
                          Article 8.
                    Rights of Participants
     8.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments of amounts reflected in the Participants' accounts when due. Payment of account balances shall be made out of the general funds of the Company.
     8.2 Unsecured Interest. No Participant or party claiming an interest in deferred amounts or contributions of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
     8.3 Employment by the Company. Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate (i) the Company to continue the employment of a Participant; or (ii) a Participant to continue as an employee of the Company.
     8.4 Application for Benefits. Each person eligible for a benefit under the Plan may apply for such benefit by filing with the Committee a claim for benefits, on a form or forms to be furnished by the Committee. Each such person shall also furnish the Company with such documents, evidence, data, or information in support of such claim as the Committee considers necessary or desirable.
     8.5 Appeals from Denial of Claims. If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within a reasonable period of time, but not later than ninety (90) days after the claim is filed. Such notice shall set forth the following information:
          (a)  The specific reason or reasons for the denial;
          (b) Specific reference to pertinent Plan provisions on which the denial is based;
          (c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
          (d) An explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within ninety (90) days after such notice of denial has been received, a written request for such review; and
          (e) If such request is so filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the same ninety (90) day period specified in subsection 8.5(d) above.
     The decision of the Committee on review shall be made promptly, but not later than sixty (60) days after the Committee's receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. The decision on review shall be in writing and shall include specific reasons for the denial, written in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which the denial is based.
                          Article 9.
                  Amendment and Termination
     The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board. No such amendment or termination shall in any material manner adversely affect any Participant's rights to amounts theretofore accrued and payable hereunder, without the written consent of the Participant.
                         Article 10.
                        Miscellaneous
     10.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Chairman of the Compensation Committee of the Company. Such notice, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     10.2 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     10.3 Nontransferability. Participants' rights to deferred amounts, contributions, and investment return earned thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.
     10.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     10.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
     10.6 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
     10.7 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.
     10.8 Effect on Prior Deferred Compensation Arrangements.
  The Plan is intended to replace nonqualified deferred compensation arrangements heretofore established by the Company that cover Participants. From and after the Effective Date, no further deferrals shall be permitted under such prior arrangements and amounts previously deferred thereunder (other than Prior Service Allocations referred to in Section 5.4 above) by or for the benefit of Participants shall be credited with interest pursuant to the terms of the Plan at the prime rate in effect at Harris Bank and Trust, adjusted quarterly, compounded monthly.